Exhibit 10.2

AMENDED AND RESTATED MASTER INTERCOMPANY

AGREEMENT AS OF APRIL 1, 2007

This amended and restated agreement is made by and between Navistar Financial Corporation (as defined below, together with its permitted successors and assigns, collectively, “NFC”), and International Truck and Engine Corporation, and its related manufacturing subsidiaries and affiliates (together with its permitted successors and assigns, collectively, “ITEC”) as of April 1, 2007 (the “Agreement”).

WHEREAS, there have been several intercompany agreements in effect by and between NFC and ITEC, some of which have been modified and amended or supplemented from time to time by written agreement, letters of understanding and business practices; and

WHEREAS, NFC and ITEC desire to incorporate all of such agreements, modifications, amendments, supplements and practices into this Agreement to reaffirm, amend and clarify certain of those agreements, letters and practices and to restate in one document certain relationships of the parties and certain of their rights and obligations.

NOW THEREFORE, for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, NFC and ITEC hereby agree as follows:

I.	Definitions

The following terms have the meanings ascribed to them below when used in this Agreement:

Blackout Period means the first four Business Days of a calendar month or such lesser period during which ITEC’s computer system is unavailable due to month-end file maintenance and closing procedures.

Bus means a bus manufactured by IC Corp. or by another assembler or manufacturer using a chassis manufactured by ITEC or IC Corp.

Business Day means a day other than a Saturday, Sunday or other day on which x) commercial banks in New York, New York or Chicago, Illinois are authorized to close or y) the treasury and controller’s departments of NFC or ITEC are not open for business.

Collections means, for any Retail Account as of any date, i) the sum of all amounts, whether in the form of wire transfer, cash, checks, drafts, ACH, credit card, other electronic payments or instruments received by ITEC in payment of, or applied to, any amount owed by an Obligor on account of such Retail Account on or before such date, including, without limitation, all amounts received on account of such Retail Account and all other fees and charges and ii) cash and noncash proceeds of Related Security with respect to such Retail Account.

Commercial Step Van(s) means a commercial step van manufactured by WCC or by another assembler or manufacturer using a chassis manufactured by WCC.

Contract shall mean a binding contract between ITEC and an Obligor including, but not limited to, any and all instruments, agreements, invoices, purchase orders or other writings which gives rise to or evidences indebtedness for the purchase of one or more New International Products or Used Goods or related services from ITEC (but excluding i) any dealer note or other “floorplan” financing and ii) any retail installment sale contract, retail note, lease, or other secured, intermediate term indebtedness).

Current Account Settlement Date for settlement of the balances reflected on the Current Account Statement for any calendar month means the tenth Business Day of the next succeeding month, unless such date is changed by mutual agreement in writing of the ITEC Treasurer and the NFC Treasurer.

Current Account Statement means a computer generated and controlled accounting and settlement statement created for each calendar month by the tenth Business Day of the month following which statement reflects intercompany charges and pro rations of charges for goods and services which include, without limitation, i) charges to ITEC for A) ITEC Paid Interest Charges, B) payments on account of Retail Accounts breach of warranty and other charges in respect of unauthorized sales of Retail Accounts pursuant to Section G or Article III and charge-backs in respect of Wholesale Accounts pursuant to Section A.5 of Article IV, C) the Retail Account Service Charge, D) the Dealer Open Account Service Charge, E) the Retail Accounts Adjustment, F) overpayments by NFC based on overestimates of Wholesale Contracts and Retail Accounts transferred to it, G) Dealer Repossession Loss H) Excess Discount, if any calculated pursuant to Article VII hereof and I) such other charges as the parties may agree to in writing; ii) charges reasonably allocable to NFC for A) underpayments by NFC based on underestimates of Wholesale Contracts and Retail Accounts transferred to it, B) accounting fees for independent auditing firms C) mainframe computer charges, D) publication subscriptions, E) Limited Liability Fee, F) promotional expenses, G) meeting expenses, H) car and equipment rental expenses, I) computer hardware and software acquisition expenses, J) telecommunications expenses, K) training expenses, L) real estate rental expenses, M) moving expenses, N) management retirement objective benefit expenses, O) allocated travel expenses, P) health and welfare expenses, Q) releases of the Reserve pursuant to paragraph 3 of Article VII.A, R) a refund of ITEC Paid-Interest Charges in respect of interest credits made by ITEC to Dealers’ Open Accounts purchased by NFC during the month and S) such other charges as the parties may agree to in writing.

Dealer means a dealership with an ITEC Sales/Maintenance Agreement, a person with whom NFC has an agreement to extend used truck floor plan terms or a TEM or RVEM with a floor plan financing agreement with NFC.

Dealer Note Master Owner Trust and Dealer Note Master Trust mean the trusts and related documents relating to the revolving securitization of NFC’s eligible Wholesale Contracts and the sale to investors of asset backed securities.

Dealer Open Account means an account receivable arising under a revolving credit account in favor of or in the name of a Dealer, as obligor, established by ITEC under which i) such Dealer purchases service parts and services from ITEC and ii) charges, credits and adjustments are entered for other transactions by and between ITEC and/or Idealease and such Dealer. In addition, receivables arising from transactions between a Dealer and NFC are entered onto such revolving credit account and collected from the Dealer by NFC.

Dealer Open Account Settlement Statement means a schedule of Dealer Open Accounts prepared by ITEC and delivered to NFC, reflecting the Dealer Open Accounts activity and balances.

Dealer Open Account Service Charge means the amount calculated pursuant to Article IV.Section C. hereof.

Dealer Repossession means i) a New International Products sold to a Dealer by ITEC or ii) Used Goods sold to a Dealer under a Used Truck Organization special program and in either case which is the subject of a Retail Contract or Lease arising from a retail sale or lease by a Dealer or its affiliate, which is subsequently repossessed by NFC or its affiliate within the 180-day Period and which is not repurchased by the Dealer. Dealer Repossession includes Equipment sold to NFC by a Dealer, for the purpose of leasing to the Dealer’s or its affiliate’s customer and subsequently repossessed by the lessor.

Dealer Repossession Loss for Dealer Repossessions sold by ITEC to third parties during a calendar month, means the net amount by which i) the aggregate of the Net Unpaid Balances of all Retail Contracts and Unrecovered Equipment Costs of all Leases relating to such Dealer Repossessions exceeds ii) the sum of (x) the aggregate Final Sale Prices of such Dealer Repossessions (less, for the calculation of x), any amounts required to be paid to the obligors of the related Retail Contracts) and y) the Limited Liability Amounts for such Dealer Repossessions.

Dealer Reserve Account means an account maintained by NFC for each Dealer with whom it has a Retail Financing Arrangement which i) is credited with the amount of finance charge on Retail Contracts procured through the related Dealer in excess of the rate which NFC would otherwise require as acceptable to it for acquisition, ii) is debited for such Dealer’s unpaid loss obligations for Dealer Repossessions following the termination of such Dealer’s ITEC Sales/Maintenance Agreement and iii) may, at NFC’s option, be released to the related Dealer in whole or in part from time to time.

Dealer Retail Contract means a Retail Contract or Lease sourced from a Dealer.

Equipment means collectively New International Products, New Goods, Used Goods and mounted equipment thereon.

Estimated Fair Market Price means i) for ITEC repossessions, the fair market price of the repossessed Equipment, as determined in good faith by ITEC in consultation with NFC, and ii) for Dealer Repossessions, the fair market price of the repossessed Equipment, as determined in good faith by NFC.

Excess Discount has the meaning specified in Article VI.

Face Amount means, with respect to a Closing Date under Article III of this Agreement, the exact amount due on a Retail Account as of such Closing Date.

Final Sale Price means the price actually received by ITEC upon the sale of a Dealer Repossession less costs of authorized reconditioning and sales commission or other costs to sell.

Fiscal Year means, for ITEC and NFC, the period from each November 1 through and including October 31 of the following year. The numerical designation of a Fiscal Year (e.g. Fiscal Year 1992) means such period ending in the year designated (e.g. the year ending October 31, 1992).

Ford means Ford Motor Company and any of its affiliates, as applicable.

Ford Retail Account means an unsecured account receivable owing to ITEC arising out of sales of New International Products by ITEC to Ford in the ordinary course of its business. Ford Retail Accounts for purposes of Article III of this Agreement shall refer to Ford retail accounts which are now in existence and which may hereafter come into existence and which are to be sold to NFC as mutually agreed to from time to time between ITEC and NFC.

Ford Retail Account Service Charge means the amount calculated pursuant to Article III. Section D.

Ford Retail Service Charge Rate with respect to a settlement period under this Agreement, means the rate agreed upon on a quarterly basis by NFC and ITEC to be charged ITEC for Ford Retail Accounts, which rate shall be no lower than the Prime Rate in effect on the 3rd Monday of the calendar month preceding such settlement period plus one hundred basis points or as mutually agreed upon in writing between the ITEC and NFC Treasurers.

Ford Supply Agreement means the Next Generation Diesel Supply Agreement entered into between Ford and ITEC as of October 1, 1987; the Next Generation II Diesel Supply Agreement entered into between Ford and ITEC as of October 29, 1997; any amendments to the foregoing agreements and any successor agreements.

Guaranty Limitation means a limitation of ITEC’s guaranty obligation to NFC under Article V.C. of this Agreement for the ITEC Repossession Loss and Dealer Repossession Loss in an amount not to exceed for any Fiscal Year 10% of NFC’s consolidated liquidations of Serviced Retail Contracts and Leases during such Fiscal Year, provided that if the total amount (net of unearned interest) of Retail Contracts and Leases acquired by NFC on a consolidated basis during such Fiscal Year is less than $50,000,000 then the Guaranty Limitation during such Fiscal Year shall be 10% of the consolidated gross balances (including all finance income, whether or not earned and other amounts due or to become due) at the beginning of such Fiscal Year of all Serviced Retail Contracts and Leases.

IC Corp means IC Corporation, a wholly owned subsidiary of ITEC and manufacturer of Buses.

Idealease Dealer means a Dealer who owns, directly or through an affiliate, capital stock of Idealease of North America, Inc. and/or Idealease Cooperative, Inc.

Idealease Program means any Retail Contract from an Idealease Dealer, or its affiliate, to NFC financing a New International Truck while on lease by such Idealease Dealer, or its affiliate, to an end user.

IMG means International Military and Government LLC, a Delaware limited liability company and a wholly owned subsidiary of ITEC.

Interest Deposit Account means the bank account created and regulated by the Interest Deposit Agreement.

Interest Deposit Agreement means the agreement by and among ITEC, NFC and the Trustee, in connection with the Dealer Note Master Trust.

ITEC Interest Amount means an amount as defined and calculated pursuant to the Interest Deposit Agreement

ITEC Paid-Interest Charge means the amount calculated pursuant to Article II Section B.Paragraph 5.d.1 of this Agreement.

ITEC Repossession means Equipment, which is the subject of a Retail Contract or Lease arising from a sale by ITEC directly to a retail customer, or to a Dealer and leased by such Dealer or its affiliate to a retail customer under the Idealease Program, which is subsequently repossessed by NFC. ITEC Repossession includes Equipment sold to NFC by ITEC, leased to a retail customer and repossessed by the lessor.

ITEC Repossession Loss means for any ITEC Repossession the amount, if any, by which i) the Net Unpaid Balance of the Retail Contract or Unrecovered Equipment Costs of Leases relating to such ITEC Repossession exceeds ii) the net sales price of the related Equipment.

ITEC Sales/Maintenance Agreement means an agreement between i) ITEC and a truck dealership, which establishes the rights and obligations of the parties for the sale of New International Trucks, engines, accessories and service parts by such truck dealership, ii) IC Corp and a bus dealership, which establishes the rights and obligations of the parties for the sale of Buses, engines, accessories and service parts by such bus dealership, iii) WCC and a RV or Commercial Step Van dealership, which establishes the rights and obligations of the parties for the sale of RVs or Commercial Step Vans, engines, accessories and service parts by such RV or Commercial Step Van dealership, or iv) ITEC or any other related manufacturing subsidiaries or affiliates and dealers in those manufactured products, accessories and services parts, which establishes the rights and obligations of the parties for the sale of same.

Late Charge means, for Article IV of this Agreement, the penalty charge as determined and announced from time to time by ITEC in consultation with NFC, imposed by NFC on a Dealer Open Account when payment on such Dealer Open Account is received after the due date.

Lease means (i) a retail lease by an obligor of one or more New International Products, originated or acquired by NFC; and/or (ii) a retail lease of one or more New International

Products that provides for a TRAC payment by the lessee at the expiration of the lease term pursuant to a provision in the lease that provides in substance, that, at the end of the term of the lease, after the application of the proceeds of the sale of the financed vehicle (whether such sale is to the lessee, an affiliate of the lessor or another person) the lessee will be obligated to pay the lessor the excess of the TRAC payment over the sale proceeds or the lessor will be obligated to pay the lessee the excess of the sale proceeds over the TRAC payment; and/or (iii) a retail lease of one or more New International Products that is not a TRAC lease and which is required by GAAP to be capitalized on the balance sheet of the related obligor and which gives the obligor the right to purchase the financed vehicle at lease expiration for $1,000 or less.

Limited Liability Amount with respect to a Dealer Repossession means that portion of the Net Unpaid Balance of the related Retail Contract or Unrecovered Equipment Costs of a Lease that is agreed among ITEC, NFC and the Dealer at or before such Retail Contract or Lease is acquired by NFC and specified as the amount to be paid by such Dealer to NFC upon the repossession of the related Equipment (whether NFC has waived or forgiven all or any portion of such amount and whether such amount is actually paid by such Dealer or not).

Limited Liability Fee means one-percent of the aggregate of the pre-computed finance charges for Dealer Contracts and Leases acquired by NFC during a calendar month, which shall be charged pursuant to paragraph II.B.4.e of this Agreement.

NFC means Navistar Financial Corporation and its finance related subsidiaries and finance related affiliates, including trusts (together with permitted successors and assigns).

Net Unpaid Balance, with respect to a Retail Contract, means x) the gross unpaid balance of such Retail Contract, less y) the sum of i) unearned interest on finance-included Retail Contracts (including both NFC unearned interest and unearned credits to the Dealer Reserve Account relating to such Retail Contract) and ii) insurance premium rebates, if applicable, plus z) the sum of i) late charges, ii) accrued interest on interest-bearing Retail Contracts and iii) all expenses incurred by NFC incidental to recovery or repossession, including attorney fees and the payoff of any mechanics or other lien required to be paid to regain possession.

New Goods means new trucks, new buses and new trailers and other products designed or customarily sold for use with New International Trucks but not manufactured or sold by ITEC.

New International Products means New International Trucks, Buses, RVs, Commercial Step Vans, engines (including, but not limited to, any engines sold to Ford pursuant to the Ford Supply Agreement), and parts manufactured or sold by ITEC, IC Corp., WCC or IMG.

New International Trucks means new trucks, truck chassis and accessories (including bodies) manufactured or sold by ITEC.

Obligor means for any Retail Account, each and every person who purchased any New International Products or Used Goods or related services on credit under a Contract and who is obligated to make payments pursuant to such Contract.

One Hundred Eighty-Day Period or 180-day Period means with respect to the repossession of Equipment, the 180 days immediately following the maturity date of the earliest original or extended Retail Contract installment remaining unpaid at the date of such repossession. When such repossession is delayed by litigation or operation of law, the running of the 180-day Period shall be tolled until such impediment is removed.

Prime Rate means the majority rate, or if there is no majority rate then the average of the rates of interest publicly announced as their prime rate, referenced rate or corporate base rate by a group of at least three (3) money-center banks selected from time to time by the ITEC Treasurer and the NFC Treasurer.

Proceeds means “proceeds” as defined in Section 9-306(1) of the Uniform Commercial Code as in effect in the State of New York and in the jurisdiction whose law governs the perfection of ownership interests therein.

Related Security shall mean with respect to any Retail Account:

a)	all Contracts with respect to such Retail Account;

b)	all of ITEC’s interest, if any, in the New International Products and Used Goods;

c)	all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Retail Account, whether pursuant to the Contract related to such Retail Account or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Retail Account;

d)	all guaranties, indemnities, letters of credit, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Retail Account whether pursuant to the Contract related to such Retail Account or otherwise;

e)	All records relating to, and all service contracts and any other contracts associated with, the Retail Accounts, the Contracts or the Obligors;

f)	All Proceeds of the foregoing.

Retail Account means an unsecured account receivable owing to ITEC arising out of sales of New International Products by ITEC to its national accounts (fleet) truck retail customers, export customers and TEMs in the ordinary course of its business. Retail Accounts for purposes of Article III of this Agreement shall refer to retail accounts which are now in existence and which may hereafter come into existence and which are to be sold to NFC as mutually agreed to from time to time between ITEC and NFC.

Retail Account Closing Date means for Article III of this Agreement the last day of a Retail Account Settlement Period.

Retail Account Adjustment means an adjustment on Retail Accounts by NFC in respect of sales of Retail Accounts to NFC for which NFC credit approval had not been obtained or for which NFC’s credit limit had been exceeded by ITEC’s repurchase or such unauthorized Retail Accounts or the excess thereof over NFC’s credit limit pursuant to Section H. Paragraph 2 of Article III.

Retail Account Service Charge means the amount calculated pursuant to Article III.Section C.

Retail Account Settlement Date means for Article III of this Agreement the date on which ITEC and NFC shall effect settlement for the related Retail Account Settlement Period which date shall be the first Business Day after the Closing Date for such Retail Account Settlement Period or such other date as the ITEC Treasurer and the NFC Treasurer may agree.

Retail Account Settlement Period means for Article III of this Agreement either (a) each week beginning with Saturday and ending the following Friday unless all of the days in such week do not fall in the same calendar month, in which case i) the period beginning with the first day of the month and ending with the second Friday of the month shall be a Retail Account Settlement Period, and ii) the period starting on the last Saturday of a calendar month and ending with the last calendar day of the month shall also be a Retail Account Settlement Period or (b) such shorter period as may be agreed upon by the parties. Such agreement shall be in writing and signed by the ITEC Treasurer and the NFC Treasurer.

Retail Account Settlement Statement means for Article III of this Agreement the summary of the charges and credits between ITEC and NFC arising pursuant to Article III of this Agreement for each Retail Account Settlement Period.

Retail Contract means i) a retail installment sales contract between ITEC or a Dealer (under a Retail Financing Arrangement) and a retail customer transferred to NFC, or ii) an agreement or instrument evidencing a loan from NFC directly to a retail customer secured by Equipment or service parts; in each case which relates to the sale of Equipment or service parts to a retail customer or to a leasing dealer who is the primary obligor thereon or to the refinancing of such Equipment or service parts by such retail customer or leasing dealer.

Retail Financing Arrangement means an agreement with a Dealer under which NFC agrees to provide retail financing or lease financing for the purchases or lease of Equipment by retail customers from such Dealer, as in effect and as amended from time to time.

Retail Sales Allowance means any pricing incentive (including, without limitation, any retail finance charge, finance charge waiver or rate differential program) which is contingent on the making of a retail sale and is allowed by ITEC to promote retail sales of New International Products by Dealers; provided that the term “Retail Sales Allowance” does not include any volume discount or deferred credit (in each case as defined in Section B. paragraph 3 of Article IV of this Agreement) payable by ITEC to Dealers or a price reduction made prior to the date of, and reflected in, the related Wholesale Contract.

Revolver means that certain credit agreement dated July 1, 2005, among NFC, the Co-Agents and the Banks referred to therein, as amended and/or refinanced from time to time.

RV(s) means recreational vehicles manufactured by WCC or by another assembler or manufacturer using a chassis manufactured by WCC.

RVEMS means a recreational vehicle equipment manufacturer which incorporates WCC chassis or components into its products.

Security and Pledge Agreement means that certain amended and restated Security, Pledge and Trust Agreement between NFC and Deutsche Bank Trust Company Americas as Trustee, dated as of July 1, 2005 as amended or restated from time to time.

Service Charge Rate, with respect to a settlement period under this Agreement, means the higher of (i) the Prime Rate in effect on the 3rd Monday of the calendar month preceding such settlement period plus one hundred basis points and (ii) eight per cent (8%) expressed as a daily, weekly, annual or monthly rate, as appropriate or such other rate as the parties may agree to in writing from time to time.

Serviced Retail Contracts and Serviced Leases mean at any time, as the context may require, all outstanding Retail Contracts and Leases which NFC, Navistar Financial Retail Receivables Corporation, TRIP or any other NFC special purpose vehicle owns at such time or which NFC, Navistar Financial Retail Receivables Corporation, TRIP or any other NFC special purpose vehicle has theretofore sold and continues to have an economic interest in at such time.

Serviced Wholesale Contracts means at any time, as the context may require, all outstanding Wholesale Contracts which NFC, Navistar Financial Securities Corporation or any other NFC special purpose vehicle owns at such time or which NFC, Navistar Financial Securities Corporation or any other NFC special purpose vehicle has theretofore sold and continues to have an economic interest in (through ownership of the Navistar Financial Securities Corporation seller certificate, a right to receive payment of a deferred purchase price, as undivided interest in a trust or otherwise) at such time.

TEM means (i) a truck equipment manufacturer and its distributors which incorporate ITEC chassis or components into its products, provided such manufacturer or distributor is a party to a TEM agreement with ITEC under which agreement ITEC agrees to provide chassis or other truck components to be incorporated into such manufacturer’s products, (ii) any manufacturer of trucks that purchases engines manufactured or sold by ITEC to be used in such completed trucks or chassis and (iv) any purchaser of engines manufactured or sold by ITEC for use in its products.

TRIP means Truck Retail Installment Paper Corporation, a Delaware corporation wholly owned by NFC as of the date of this Agreement.

Unrecovered Equipment Costs means the present value of the remaining lease rental payment stream plus the residual value of the related equipment and other charges due and owing to NFC less the net sales price of the equipment.

Used Goods means used trucks, buses, trailers, other motor vehicles and other personal property.

Used Truck Center means a Used Truck Organization used truck sales location.

Used Truck Organization means the ITEC department responsible for the sale of used goods to retail customers, dealers and other constituencies.

Wholesale Contract means a promissory note from a Dealer or TEM which relates to ITEC’s sale of Equipment, engines or service parts to such Dealer or TEM for resale to retail customers.

WCC means Workhorse Custom Chassis, a wholly owned subsidiary of ITEC and manufacturer of RVs and Commercial Step Vans.

II.	Financing by NFC of ITEC Retail Sales, Leases and ITEC Wholesale Sales of Equipment.

A.	Sale and Purchase of Contracts

1. On each Business Day ITEC agrees to offer to sell to NFC, to endorse or otherwise assign to NFC, without recourse, except as provided herein, and to deliver to NFC all Retail Contracts, Leases and Wholesale Contracts acquired in the regular course of ITEC’s business on terms which will afford reasonable compensation for the financing services rendered by NFC to ITEC and Dealers in respect of the sale of New International Products, New Goods or Used Goods. NFC in turn agrees, to the extent that it is able to finance such purchases, to purchase such Retail Contracts, Leases and Wholesale Contracts except those, if any, as to which the risk of loss or, in the case of Leases, the residual value is unacceptable to NFC.

2. The obligation on ITEC under this Article II to offer to sell Retail Contracts or Leases shall not be deemed violated if any Retail Contract is offered or sold by ITEC without any recourse to a person other than NFC:

a. After the obligor under the Retail Contract or Lease has in good faith and for purposes of his own, requested the sale of the Retail Contract or Lease by ITEC to such other person, or

b. If the Retail Contract or Lease shall be on terms which would be unacceptable to ITEC if it were not able to offer and sell such Retail Contract or Lease to such other person.

3. ITEC shall sell, transfer, assign, and otherwise convey to NFC without recourse (but without limitations of its obligations in this Agreement), all the right, title and interest of ITEC in and to the Wholesale Contracts, Retail Contracts, and Leases and any proceeds related thereto, including the security interests in the Equipment financed thereunder granted by the related obligors pursuant to the Wholesale Contracts, Retail Contracts and Leases, benefits of any lease assignments, liquidation proceeds, proceeds from any insurance policy, proceeds from any Dealer, and proceeds from any commercial and personal guaranties of an obligor’s performance, with respect to the Wholesale Contracts, Retail Contracts and Leases, and such other items as shall be specified in this Agreement. It is the intention of the parties that the transfer and assignment contemplated by this Agreement shall constitute a sale of the Wholesale Contracts, Retail Contracts and Leases from ITEC to NFC and the beneficial interest in and title to the Wholesale Contracts, Retail Contracts and Leases shall not be part of ITEC’s estate in the event of the filing of a bankruptcy petition by or against ITEC under any bankruptcy law. ITEC and NFC intend to treat such transfer and assignment as a sale for accounting purposes. Notwithstanding the foregoing, in the event a court of competent jurisdiction determines that such transfer and assignment did not constitute such a sale or that such beneficial interest is a part of ITEC’s estate, ITEC shall be deemed to have granted NFC a first priority perfected security interest in all of ITEC’s right, title and interest in, to and under the assets conveyed pursuant to this Agreement, and ITEC hereby grants such security interest. For purposes of such grant, this Agreement shall constitute a security agreement under the Uniform Commercial Code.

B.	Prices to be Paid for Contracts; Settlements

1. The price to be paid by NFC to ITEC for each Retail Contract sourced by ITEC and sold to NFC under this Agreement shall be the Net Unpaid Balance of the Retail Contract. When the cost of insurance to be arranged by ITEC is deducted from the amount paid for a Retail Contract, NFC will assume ITEC’s obligation to arrange for such insurance. When the Retail Contract originates from a sale made on terms other than those established by NFC and then currently in effect, or the credit of the purchaser is not satisfactory to NFC, NFC may withhold payment of such an amount of the purchase price of that Retail Contract which in NFC’s opinion is necessary to protect it until the Retail Contract has been paid in full.

2. The price to be paid by NFC to ITEC for each Lease sourced by ITEC and sold to NFC under this Agreement is the unamortized cost of the Equipment, or such other price as the parties may agree.

3. The price to be paid by NFC for each Wholesale Contract acquired by ITEC and sold to NFC under this Agreement shall be the unpaid balance of the Wholesale Contract, which shall be subject to adjustment pursuant to Articles II and VII of this Agreement.

4. If a Dealer shall be entitled to a price reduction on any Equipment covered by an unpaid Wholesale Contract, ITEC will, when the Dealer is entitled to such price reduction, remit to NFC the net amount of such price reduction to be applied as a credit to the unpaid amount of such Wholesale Contract. NFC shall have no obligation to credit such unpaid amount unless and until ITEC shall remit the amount of such price reduction to NFC. If a Dealer remits payment of a Wholesale Contract to NFC net of a discount which the Dealer claims to have earned under ITEC’s sales promotion programs, ITEC shall pay to NFC the amount of the claimed discount on the next Business Day, or at some other time as the parties agree, after NFC determines such Dealer claim has been made.

5. Settlements between ITEC and NFC shall be made as set forth in subparagraphs a. through g. of this paragraph 5.

a. Payments by NFC to ITEC for Wholesale Contracts acquired by NFC from ITEC hereunder shall be made daily to a bank account designated by ITEC on the Business Day following the day such Wholesale Contracts are acquired by NFC, each such daily payment to be in the amount actually due for such Wholesale Contracts acquired by NFC on the preceding Business Day, except (i) NFC may estimate the amount due if actual data is unavailable. Such estimated payment will be adjusted to actual as soon as the data is available but not later than the Current Account Settlement Date in the month immediately following the month in which the estimation occurred and (ii) that the amounts payable for Wholesale Contracts acquired in a month following the last Business Day of such month shall be paid on an estimated basis on such last Business

Day based on an estimate by ITEC of the amount due for Wholesale Contracts acquired by NFC during such days and will be adjusted to the actual amount due on the next Current Account Settlement Date by a credit or debit, as required, to the next Current Account Statement.

b. Wholesale Contracts acquired by NFC during the Black-Out Period shall be paid for on the next Business Day following such Black-Out Period.

c. Payments by NFC to ITEC for Retail Contracts and Leases acquired by NFC from ITEC hereunder during each calendar month shall be made daily on the next following Business Day to a bank account designated by ITEC.

d. ITEC-Paid Interest Charges on Wholesale Contracts:

1. Except with respect to Wholesale Contracts sold to Navistar Financial Securities Corporation or another NFC special purpose vehicle or as provided in the paragraph below, whenever and to the extent that ITEC i) establishes Wholesale Contracts with terms that delay the commencement of the accrual of interest charges (e.g., in-transit interest-free period), ii) establishes Wholesale Contracts with terms under which ITEC agrees with the related Dealer that ITEC will pay the Dealer’s interest charges on specified Wholesale Contracts, either up front or on a periodic basis as such interest charges actually accrue or iii) grants interest charge waivers or credits to Dealers for existing Wholesale Contracts owned by NFC, ITEC agrees to pay to NFC on a weekly basis an amount equal to the product of x) the number of days of interest during such week for which interest charges were not made or for which credit is given for each affected Wholesale Contract, multiplied by y) the unpaid balance of such Wholesale Contract multiplied by z) by the daily rate of interest then being charged to Dealers by ITEC (in consultation with NFC) on its Wholesale Contracts (calculated on a daily average basis if such rate changes during such period). Such payments shall be made for such week on the second Business Day of the following week.

In lieu of the payments by ITEC contemplated by the preceding Paragraph, at NFC’s sole option and upon notice from NFC, ITEC shall pay to NFC on the second Business Day of each week accrued interest and future-due interest on non-interest bearing Wholesale Contracts and amounts in respect of interest credits granted to Dealers in respect of Wholesale Contracts in an aggregate amount at least equal to the amount that would be required to be deposited by ITEC under the Interest Deposit Agreement as in effect on April 26, 1993, as amended or replaced from time to time, if such Wholesale Contracts had been sold under a securitization program in effect from time to time (subject to rebate to ITEC of any excess amounts so held on a basis comparable to that applied in the applicable securitization program in effect from time to time) and, in that event, NFC will pay ITEC interest on the average daily balance of amounts so advanced, as determined by NFC, at a rate equal to the one-month LIBOR rate plus the Euro-Dollar Margin then applicable under the Revolver.

2. ITEC shall pay into the Interest Deposit Account on the first Business Day of each week the amount, if any, by which the ITEC Interest Amount for the preceding week with respect to Wholesale Contracts sold to Navistar Financial Securities Corporation exceeds the amount on deposit under the Interest Deposit Agreement.

e. NFC shall pay to ITEC the Limited Liability Fee, as of the close of each calendar month, as a charge to the Current Account Statement, in consideration of ITEC providing its guaranty obligations under Article V.Section C. of this Agreement.

f. All other payments due from ITEC to NFC or from NFC to ITEC during any calendar month pursuant to this Article II shall (unless the time and place of payment is otherwise specified herein) be made on or before the last Business Day of such calendar month on the basis of estimates of the amounts due from each party to the other.

g. Final settlement to reflect the actual balance between the parties for each calendar month, including all payments and adjustments required by this Agreement to be made as of the close of each calendar month, shall be accounted for under the Current Account Statement and paid on the Current Account Settlement Date.

h. Notwithstanding any provisions of this Section B.5.a to g, ITEC and NFC may agree from time to time to delay payments by NFC to ITEC of amounts due hereunder. Such agreement shall be in writing and signed by the ITEC Treasurer and the NFC Treasurer.

C.	Conditions Applicable to Contracts

1. Each Retail Contract, Lease and Wholesale Contract purchased by NFC from ITEC shall comply with each of the following conditions:

a. it must have been acquired by ITEC in the usual course of ITEC’s business and originate from the sale or lease by ITEC of Equipment to its Dealers or retail customers;

b. it must be on a form approved by NFC and secured by chattel mortgage, conditional sale lien, or other title-retaining, lien-giving instrument or security agreement (sometimes referred to herein as “lien instrument”) in a form acceptable to NFC, which shall constitute a first and prior lien upon the goods for which it is given and which lien instrument (or a financing statement describing such lien instrument, if permissible under applicable law) shall have been filed or recorded and/or entered on the certificate of title within the time and in the manner and in the places required by law to preserve the priority of such lien under the applicable provisions of the Uniform Commercial Code, the Federal Bankruptcy Code and other state laws governing priority among creditors;

c. the goods covered by such Retail Contract, Lease or Wholesale Contract shall have been sold to a Dealer located within, or to a retail customer which will title the equipment in one of the states of the United States for use primarily within the United States, unless other titling arrangements have been authorized by NFC; and

d. the terms of the sale from which the Retail Contract, Lease or Wholesale Contract originated shall be those in effect for the class of sale involved at the time credit is extended to the Dealer or retail customer. In the case of Wholesale Contracts, such terms shall have been established by ITEC with approval of NFC, and in the case of Retail Contracts or Leases, such terms shall have been established by NFC.

D.	Documents to Accompany Contracts

1. At the time a Retail Contract, Lease or Wholesale Contract is tendered by ITEC to NFC for purchase, there shall be therewith presented to NFC at the place designated by NFC, the following instruments, documents, and data in connection with such Retail Contract, Lease or Wholesale Contract:

a. the preliminary note or notes, contract, lease or other written agreement evidencing the obligation, together with the lien instrument or instruments securing the same, all of which shall be endorsed, assigned, or otherwise transferred to NFC without recourse except as expressly provided herein;

b. a schedule or statement disclosing the original amount of the obligation, the amount remaining unpaid thereon, if less than the face amount, and the unpaid balance financed and, additionally, in case of a lease, the residual value;

c. such other data and other information as NFC may from time to time request;

d. such financial statements or operating statements, or both, of the purchaser lessee, and other information regarding the purchaser’s or lessee’s financial responsibility, as NFC may from time to time request;

e. i) the original certificate or policy of insurance relating to such goods, with a loss-payable clause in favor of NFC as its interests may appear, or other evidence satisfactory to NFC that the goods securing the Retail Contract or Lease are insured on terms satisfactory to NFC under a certificate or policy of insurance payable to NFC as its interests may appear (provided that NFC may, in its sole discretion, permit the obligor on a Retail Contract or Lease, for property damage only, to self insure in an amount acceptable to NFC) and ii) if insurance with respect to the Equipment securing any Wholesale Contract, in such amounts and of such kinds as is customarily required by ITEC and acceptable to NFC, has not been and is not to be arranged through ITEC, the original certificate or policy of insurance relating to such goods, with a loss-payable clause in favor of NFC, or another company in NFC, as its interests may appear, or other evidence satisfactory to NFC that the goods securing the Wholesale Contract are insured on terms satisfactory to NFC under a certificate or policy of insurance payable to NFC as its interests may appear; and

f. the certificate of title issued with respect to Equipment described in the lien instrument securing any Retail Contract or representing any Lease, if by the law of the state by which such certificate of title was issued, a certificate of title is delivered to the holder of a lien shown thereon.

E.	Warranties Relating to Contracts

1. As to each Retail Contract, Lease or Wholesale Contract submitted by ITEC to NFC, ITEC shall be deemed to have represented and warranted to NFC as follows:

a. that the Retail Contract, Lease or Wholesale Contract and lien instrument securing the same are in compliance with all of the terms and provisions of this Article II of this Agreement;

b. that the amount purported to be owing on the Retail Contract, Lease or Wholesale Contract is absolutely owing thereon and is not subject to any defense, counterclaim, set-off, or reduction;

c. that insurance in such amounts and of such kinds as is customarily required by ITEC and acceptable by NFC is carried with respect to the goods covered by or securing the Retail or Wholesale Contract and NFC’s interest is properly covered by such insurance;

d. that each of the Retail Contract, Lease or Wholesale Contract and the lien instrument securing the same arise from sales by ITEC in the regular course of its business and is valid and genuine in all respects and enforceable against all persons by whom it purports to have been executed and that with respect to Retail Contracts which are retail installment contracts between ITEC and a retail customer and Wholesale Contracts, ITEC has good and valid title to such Retail and Wholesale Contracts and the sale hereunder vests full and complete title to such Retail and Wholesale Contracts in NFC;

e. if a Retail Contract or Lease, that the lien instrument securing such Retail Contract or Lease constitutes a first and prior lien upon the goods described therein and has been filed, recorded, or registered in the manner and within the time and at the place or places required by law to preserve the priority thereof;

f. if a Lease, the title to the Equipment is free and clear of any lien or encumbrance.

g. that the Retail Contract, Lease or Wholesale Contract and the lien instrument securing the same have been validly transferred to NFC, and that no part of the indebtedness represented thereby is past due, and that no other default on the part of the debtor exists with respect thereto; and

h. that all requirements of or under the laws of any state applicable to the transaction out of which the Retail Contract, Lease or Wholesale Contract originated have been complied with;

2. ITEC warrants that the lien instrument securing each Wholesale Contract heretofore or hereafter purchased from it by NFC constitutes, or will constitute, a first and prior lien upon the Equipment described in such Wholesale Contract, at the date of such Wholesale Contract and at the date of purchase of such Wholesale Contract by NFC. To the extent that, under applicable state law, the execution and filing of a lien instrument or financing statement against a Dealer shall constitute a valid and perfected floating lien upon inventory securing Wholesale Contracts, and such execution and filing has occurred and has not lapsed, then (notwithstanding anything to the contrary contained herein), this Agreement shall not require the execution, delivery or filing of additional lien instruments or financing statements.

F.	Conditions to Floor Plan Financing

NFC will not enter into floor plan financing arrangements with a Dealer, nor accept Wholesale Contracts from a Dealer pursuant to such financing arrangements, until complete credit information on such Dealer has been furnished to NFC by ITEC and such Dealer and its credit has been approved by NFC at NFC’s sole discretion. Such arrangements shall be subject to change by NFC at any time and from time to time at NFC’s sole discretion. Written notice of any such change will be given to ITEC. A limit upon the total amount of credit or any extensions or renewals, or the amount of credit from any individual transaction that will be extended to any Dealer by NFC, may be established or changed by NFC at any time at NFC’s sole discretion.

G.	Additional Financing by NFC

1. NFC also agrees to offer to finance, to the extent it is able to provide such financing and upon terms and conditions satisfactory to NFC:

a. wholesale, retail sales and leasing of Equipment, through the Dealer channel;

b. Used Goods acquired by Dealers in connection with sales of goods manufactured or distributed by ITEC and the retail sale and lease of such Used Goods by Dealers;

c. wholesale purchases of goods from sources other than ITEC by Dealers, when such goods are designed so that they can be used in connection with goods manufactured or sold by ITEC; and retail sales and lease of such goods made by Dealers in connection with the sale of goods manufactured or distributed by ITEC; and

d. repair services for retail customers rendered by Dealers.

H.	Collections

1. ITEC agrees that:

a. so long as NFC may permit or desires ITEC to do so, ITEC will, with due diligence, use reasonable efforts and take all necessary steps to collect when requested by NFC, sums owing and payable on Retail Contracts, Leases or Wholesale Contracts acquired by NFC pursuant to this Agreement, and will pay all expenses incurred by it in so doing provided, however it is understood that NFC has the primary obligation to collect on such Retail Contracts, Leases and Wholesale Contracts;

b. except with the written approval of NFC, ITEC will not extend the time for payment or renew any Retail Contract, Lease or Wholesale Contract acquired by NFC, and then only upon the condition that the goods covered by the lien securing that Retail Contract, Lease or Wholesale Contract or additional security obtained, are in the opinion of NFC reasonably adequate for such extension or renewal;

c. it will instruct the obligors on Retail Contracts, Leases and Wholesale Contracts sold to NFC to make payments on such contracts directly to NFC;

d. in the event that in the exercise of good business judgment it becomes necessary or desirable to repossess any Equipment covered by the lien securing any Retail Contract, Lease or Wholesale Contract acquired by NFC hereunder, when requested by NFC, ITEC will, with due diligence, proceed to do so and to foreclose NFC’s lien upon such goods, or to otherwise acquire clear title thereto, and to resell the same to the best advantage of NFC, and also to resell any Used Goods accepted in trade upon the resale of such repossessed Equipment. ITEC will also furnish to NFC such information, with respect to each repossession, as may be requested by NFC;

e. ITEC shall indemnify and hold NFC harmless from any and all claims of whatsoever nature asserted against NFC by any third party arising out of any act done or omitted to be done, or proceedings taken or omitted pursuant to subparagraphs a., b., c., or d. of this paragraph 1 of Section H; provided, however, that NFC shall notify ITEC promptly of any such claims made or suit instituted against it and the details thereof, and shall not pay or compromise any such claims or suits without the approval of ITEC, and ITEC shall be permitted to assume and direct the defense of any such suit by counsel of its own choosing;

f. ITEC will permit agents of NFC to examine its books, records, and files relating to Retail Contracts, Leases or Wholesale Contracts transferred to NFC hereunder at any and all reasonable times for the purpose of ascertaining, inspecting, and verifying any and all transactions in connection therewith, the status and condition thereof, and the collection of any sums thereon, or any other matter pertaining to this Agreement; and

g. upon terms described infra at Article VI., Section A. and to the extent agreed upon from time to time by the parties, ITEC will repurchase from NFC ITEC Repossessions.

2. ITEC agrees that any and all payments or collections at any time received or accepted by an office of ITEC in respect of any Retail Contract, Lease or Wholesale Contract acquired by NFC hereunder shall be reported to NFC in writing immediately upon identification, and ITEC agrees to transfer any such funds to NFC on a daily basis in such manner as NFC may direct.

3. NFC agrees that any and all payments, collections, or any other amounts of any kind owed to ITEC that are received or accepted by NFC shall be reported to ITEC in writing immediately upon identification and NFC agrees to transfer any such funds to ITEC on a daily basis in such manner as ITEC may direct.

I.	Form of Instruments

ITEC agrees that, without the prior written approval of NFC by one of its officers, the form of instruments approved by NFC and now used by ITEC to create and evidence obligations will not be substantially changed by it. NFC, upon giving notice in writing to ITEC, may specify a proposed change or changes relating to protection of NFC’s security interests, which change or changes shall be adopted by ITEC. ITEC also agrees that it will not, without the prior written approval of NFC by one of its officers, change its finance charges or terms applicable to sales to retail or lease customers or its terms to its Dealers.

J.	Mandatory Repurchase Obligation

1. NFC may from time to time advise ITEC that it will not purchase additional Wholesale Contracts from certain Dealers due to credit reasons or that specific authority for the transfer to it of any additional Wholesale Contracts is required. In the event that ITEC sells and assigns Wholesale Contracts of NFC in violation of such instructions, ITEC shall repurchase such Wholesale Contracts for the unpaid principal balance thereof plus earned interest on the next Business Day after notice from NFC.

2. In the event that ITEC breaches any of the warranties contained in Section E of this Article II relating to any Retail or Wholesale Contract ITEC shall, upon notice from NFC of such breach, repurchase such Retail or Wholesale Contract for the Net Unpaid Balance thereof in the case of a Retail Contract, or for the unpaid principal balance thereof plus earned interest in the case of a Wholesale Contract, each on the first Business Day after written notice of such breach shall have been given by NFC.

K.	Termination

1. Either party may terminate this Article II by written notice given to the other party not less than ninety (90) days in advance of the time specified therein for such termination. In the event of the termination of this Article II of this Agreement, ITEC shall not, after the date specified for such termination, make any further tender of Retail Contracts, Leases or Wholesale Contracts for purchase by NFC, but such termination shall not affect the respective rights and obligations of the parties hereto with respect to transactions under this Article II of this Agreement occurring prior to the effective date of termination, and all rights and obligations of the parties under this Article II (as in effect immediately prior to such termination) with respect to Retail Contracts, Leases, or Wholesale Contracts acquired by NFC and then remaining unpaid, shall continue in full force and effect, provided that neither party may exercise its rights to terminate so long as there remains outstanding any notes or other securities of NFC in connection with the issue of which NFC has agreed with the holders thereof that the provisions of this Article II of this Agreement or any of them are to remain in effect.

III.	Financing by NFC of ITEC National Account (Fleet) Sales on Account

A.	Sale and Purchase of Retail Accounts

1. ITEC agrees to sell, assign, transfer and set-over to NFC all of its right, title and interest to the Retail Accounts, which are now in existence and for which NFC has given its credit approval and further agrees to sell, assign, transfer and set-over to NFC all of its right, title and interest to all Retail Accounts hereafter created upon the terms and conditions set forth in this Agreement, in each case together with all of ITEC’s right, title and interest in and to any and all security and guaranties for the payment of such Retail Accounts and all proceeds of any of the foregoing. NFC in turn agrees to purchase upon the terms and conditions set forth in this Agreement, such Retail Accounts and related rights now in existence and further agrees to purchase such Retail Accounts and related rights hereafter arising as may be agreed upon from time to time. NFC may, at any time and from time to time, decline to purchase specific Retail Accounts upon written notice to ITEC.

2. Each sold Retail Account and related right referred to in paragraph 1 of this Section A. of Article III shall become the property of NFC immediately upon its creation.

3. ITEC agrees that its records, accounts and books will clearly identify, distinguish and segregate the Retail Accounts sold pursuant to this Article III of this Agreement.

4. ITEC and NFC agree that the Retail Accounts are sold to NFC without recourse except as expressly provided herein as to the customers’ ability to pay and that the collectibility of the Retail Accounts is not guaranteed by ITEC.

B.	Price to be Paid for Retail Accounts

1. The purchase price for Retail Accounts sold hereunder and for additions thereto arising from ITEC sales to the obligors thereof shall be paid on the Retail Account Settlement Date for the Retail Account Settlement Period in which sold or in which additions thereto were made. Such purchase price shall be the Face Amount thereof less any amounts paid to ITEC by NFC previously as a purchase price which is then still included in such Face Amount as of the Retail Account Closing Date of such Retail Account Settlement Period, subject to adjustments provided herein.

2. If ITEC is required to reduce any Retail Account for any reason arising out of its usual and ordinary course of business with the retail customers, ITEC will make such reductions in the Retail Accounts.

3. ITEC shall account to NFC for and pay to NFC within 2 Business Days the net amount of any such reductions which have been applied to the Retail Accounts.

4. From time to time credit balances may temporarily exist in the Retail Accounts of certain retail customers. It is understood that the purchase price of a Retail Account shall be reduced by the sum of such credit balances outstanding on the respective Retail Account Closing Dates.

5. The purchase price for the Retail Accounts during any Retail Account Settlement Period may be estimated by NFC if shipping data is not available. Adjustments to actual will be made as soon as the shipping data is available, but in no case later than the Current Account Settlement Date in the month immediately following the month in which the estimation was made.

6. The purchase price for Retail Accounts during the last Retail Account Settlement Period of a calendar month shall be estimated by ITEC for the last Business Day and any non-Business Days thereafter for such Retail Account Settlement Period. Final Adjustments to reflect actual activity shall be made through adjustments to the Current Account Statement.

C.	Retail Account Service Charge

ITEC agrees to pay NFC the Retail Account Service Charge as provided herein, which Retail Account Service Charge should not be construed as interest on a loan but rather as a payment for services rendered. The Retail Account Service Charge shall be accounted for under the Current Account Statement and paid by ITEC to NFC on each Current Account Settlement Date. The Retail Account Service Charge shall be determined monthly by multiplying the Service Charge Rate, expressed as a monthly rate, with respect to the relevant Retail Account Settlement Period by the average of the averages of sold Retail Accounts including additions thereto outstanding at the beginning and at the end of each Retail Account Settlement Period during a calendar month.

D.	Ford Retail Account Service Charge

ITEC agrees to pay NFC the Ford Retail Account Service Charge as provided herein, which Ford Retail Account Service Charge should not be construed as interest on a loan but rather as a payment for services rendered. The Ford Retail Account Service Charge shall be accounted for under the Current Account Statement and paid by ITEC to NFC on each Current Account Settlement Date. The Ford Retail Account Service Charge shall be determined monthly by multiplying the Ford Service Charge Rate, expressed as a monthly rate, with respect to the relevant Retail Account Settlement Period by the average of the averages of sold Ford Retail Accounts including additions thereto outstanding at the beginning and at the end of each Retail Account Settlement Period during a calendar month.

E.	Settlements

On each Retail Account Settlement Date, ITEC agrees to prepare and deliver to NFC a manually or mechanically signed Retail Account Settlement Statement, in such form as the parties may agree upon from time to time. Each Retail Account Settlement Statement shall set forth a summary of information as to the Retail Accounts and additions thereto transferred, collections on Retail Accounts and other charges or credits as may be required by this Article III of this Agreement as of the Retail Account Closing Date.

F.	Representations and Warranties of ITEC

1. ITEC represents and warrants in respect of the Retail Accounts and additions thereto as follows:

a. Each Retail Account and additions thereto represents a valid obligation of the related retail customer, arises from sales by ITEC in the regular course of its business, is evidenced by a purchase order or other writing received from the customer, and is enforceable against all persons by whom it purports to have been created,

b. Each Retail Account and additions thereto was and will be acquired by ITEC in the usual course of its business with retail customers and the amount owing on each Retail Account (including any amount owing with respect to any additions thereto) is and will be absolutely owing free of any defense, counter-claim, set-off, or reduction;

c. All requirements of or under the laws of any state applicable to the transaction out of which each Retail Account and any additions thereto was or has been originated have been complied with;

d. The Retail Accounts and additions thereto are and shall be free and clear of all liens and encumbrances and ITEC has and will have the full authority and power to sell such Retail Accounts and additions thereto;

e. The sale of the Retail Accounts and each addition thereto hereunder vests and shall vest in NFC full and complete title to each Retail Account and each addition thereto; and

f. Unless the terms have been approved in writing, Retail Account privileges are and will be extended by ITEC to retail customers on terms that are not materially less favorable than dictated by reasonable credit practices within the industry for transactions of a generally similar character.

2. Before the extension of Retail Account privileges to customers, ITEC and NFC shall have completed a credit investigation and NFC shall have approved the extension of Retail Account privileges and established a credit limit for each retail customer based on its reasonable business judgment. NFC’s criteria for establishing such Retail Account privileges and credit limit shall be reviewed from time to time with ITEC.

G	Services and Undertaking of ITEC

Until otherwise notified in writing by NFC of the revocation thereof, ITEC is hereby authorized and empowered, and ITEC agrees, at its own cost and expense, to:

1. Instruct obligors of Retail Accounts sold to NFC hereunder to make payments to lock boxes owned by NFC and to accept and hold in trust for NFC all remittances and collections received in payment on the Retail Accounts acquired by NFC under this Agreement, to pay such remittances daily over to NFC, apply the remittances as received to the Retail Accounts to which they relate and keep such books and records necessary for this purpose;

2. With due diligence, use its reasonable efforts and take all necessary steps to collect all sums owing and payable on the Retail Accounts;

3. Extend the time for payment or renew the obligations represented by the Retail Accounts, only if it has received or obtained the prior approval of NFC;

4. Enforce collection of Retail Accounts at its cost and expense and in its own name, through legal action if necessary, and accept reassignment of Retail Accounts to accomplish this purpose;

5. Allow or cause to be allowed such adjustments on the Retail Accounts (whether or not accompanied by the return or rejection of any of the related New International Products) thereby as may be determined to be right and proper and consistent with ITEC’s business policies or appropriate in order to facilitate the maximum collection of the Retail Accounts;

6. Except as approved by NFC, refrain from compromising or settling any Retail Accounts for less than the full amount represented thereby, or from hindering, interfering or preventing, directly or indirectly, NFC’s collection efforts.

7. Receive and hold as an agent for NFC all sales slips, invoices, agreements, and other instruments pertaining to the Retail Accounts and deliver same to NFC upon its request; provided, however, that while such documents are in custody of ITEC, ITEC is authorized to hold same for the benefit of NFC;

8. Keep complete and accurate records pertaining to the Retail Accounts and the collections made thereon, render monthly Retail Account statements to retail customers and at reasonable times permit NFC or its agents or representatives to have access to and to take excerpts from same;

9. Prepare and deliver to NFC on each Retail Account Settlement Date and the date of the final settlement written reports in forms required by NFC and furnish such information and reports as NFC may from time to time reasonably request relating to the Retail Accounts, including without limitation copies of audits and other statistical data obtained or prepared by ITEC setting forth the status of the Retail Accounts, and permit NFC’s agents to examine its books, records, and files relating to the Retail Accounts at any and all reasonable times. For the purposes of ascertaining, inspecting, and verifying any and all transactions in connection therewith, and the status and condition thereof, and the collection of any sums thereon, and any other matter pertaining to this Article III of this Agreement;

10. ITEC agrees to indemnify and hold NFC harmless from any and all claims of whatsoever nature asserted against NFC by a retail customer or any third party arising out of any act done or omitted to be done or proceeding taken or omitted pursuant to ITEC’s duties or responsibilities under this Article III of this Agreement or any claims by retail customers or third parties arising out of the creation of the Retail Accounts or charges thereto;

11. ITEC agrees to indemnify and hold NFC harmless from any and all claims, losses, expenses, costs, damage or causes of action arising out of the IMG Retail Accounts relating to any issue other than inability of the U.S Government to pay those Retail Accounts as they come due;

12. Render all accounting and internal auditing services including the safekeeping of the records and the preparation and furnishing of such reports and copies of records as may be requested by NFC from time to time;

13. Make credit investigations and reports on retail customers, which shall be furnished to NFC upon request by NFC;

14. Prepare and file in the name of, and on behalf of NFC, all local, state and federal tax returns and other reports and returns as may be required by local, state or federal laws or regulations in connection with the Retail Accounts.

15. Permit such person or persons as may be designated by NFC to have custody and possession on behalf of NFC of all Retail Accounts and related documents acquired by NFC, such persons to be accountable solely to NFC for the safekeeping of such instruments and documents;

16. Execute and file, as requested by NFC, appropriate Uniform Commercial Code financing statements to properly evidence and perfect NFC’s ownership interest in the Retail Accounts; and

17. Provide all other functions and services that NFC may request from time to time.

Notwithstanding ITEC’s undertakings in this Section H of Article III to collect the Retail Accounts, NFC retains full rights to collect from the Retail Account obligor directly and to change the terms of the Retail Account if necessary in order to enhance collectibility.

H.	Breach of Representations or Warranties

1. Provided that the representations and warranties of ITEC contained in the Agreement are true with respect to any Retail Account sold to NFC hereunder for which NFC has given its prior credit approval, NFC shall bear the credit risk of such Retail Account.

2. If i) any Retail Account acquired by NFC hereunder shall fail to comply with an one or more of the representations, warranties, indemnities or other provisions of this Article III of this Agreement or ii) any Retail Account is transferred to NFC for which NFC credit approval has not been obtained or for which NFC’s credit limit has been exceeded, then immediately upon demand of NFC, but no later than the Current Account Settlement Date for the month in which such failure or unauthorized transfer shall become known to NFC’s, ITEC shall pay to NFC through a charge to the Current Account Statement the amount remaining unpaid on the Retail Account or, in the case of any Retail Account as to which clause (ii) applies for which NFC’s credit limit has been exceeded the portion of such unpaid amount which exceeds such credit limit. Upon receipt of such payment, NFC agrees to reconvey the Retail Account or portion thereof to ITEC without recourse against NFC.

I.	Termination

Either party may terminate this Article III by written notice given to the other party not less than ninety (90) days in advance of the time specified therein for such termination. In the event of termination of this Article III of this Agreement, ITEC shall not, after the date specified for such termination, make any further tender of Retail Accounts for purchase by NFC. Such termination shall not affect the respective rights and obligations of the parties hereto with respect to transactions occurring prior to the effective date of termination and all rights and obligations of the parties under this Article III (as in effect immediately prior to such termination) with respect to Retail Accounts acquired by NFC and then remaining unpaid shall continue in full force and effect, provided that neither party may exercise its rights to terminate so long as there remain outstanding any notes or other securities of NFC in connection with the issue of which NFC has agreed with the holders thereof that the provisions of this Article III of this Agreement or any of them are to remain in effect.

IV.	Financing by NFC of Dealer Open Accounts

A.	Sale and Purchase of Dealer Open Accounts

1. ITEC agrees to sell, assign and transfer to NFC all of its right, title and interest to all Dealer Open Accounts now in existence and for which NFC has given its credit approval and further agrees to sell, assign, and transfer to NFC all of its right, title and interest to all Dealer Open Accounts hereafter arising upon the terms and conditions set forth in this Agreement in each case, together with all monies due under the Dealer Open Accounts, all Late Charges accrued or to be accrued on the Dealer Open Accounts, all of ITEC’s right, title and interest in and to any and all security and guaranties for the payment of such Dealer Open Accounts and all proceeds of any of the foregoing. NFC in turn agrees to purchase upon the terms and conditions set forth in this Agreement, such Dealer Open Accounts and related rights now in existence and further agrees to purchase such Dealer Open Accounts and related rights hereafter arising as may be agreed upon from time to time.

2. Each Dealer Open Account and related right referred to in paragraph 1 of this subsection A shall become the property of NFC immediately upon its creation.

3. ITEC agrees that its records, accounts and books will clearly identify, distinguish and segregate the Dealer Open Accounts sold pursuant to this Article IV of this Agreement.

4. ITEC and NFC agree that the Dealer Open Accounts are sold to NFC without recourse, except as expressly provided herein as to the Dealers’ ability to pay, and that the collectibility of the Dealer Open Accounts is not guaranteed by ITEC.

5. NFC may, from time to time, establish a credit limit for any Dealer Open Account or may decide not to purchase a particular Dealer Open Account for credit reasons. Whenever such a credit limit is established or a decision is made by NFC not to purchase a Dealer Open Account and NFC so advises ITEC, ITEC shall repurchase the portion of any Dealer Open Account that exceeds NFC’s limitation due to shipment(s) of parts by ITEC after such notice or shall repurchase the entire Dealer Open Account if previously notified that NFC would not purchase it. Settlement for such repurchases shall be made on the next Current Account Settlement Date after notice by NFC.

B.	Price to be Paid for Dealer Open Accounts

1. The purchase price for the Dealer Open Accounts sold hereunder and for the additions thereto arising from sales of parts and services by ITEC to Dealers shall be the amount due on the Dealer Open Accounts less adjustments provided herein, with settlement for the purchase price and Dealer Account Service Charge to be made from time to time as provided in this Article IV of this Agreement and in accordance with the appropriate Dealer Open Account Settlement Statement.

2. NFC shall pay to ITEC for additions to the sold Dealer Open Accounts arising from the sale of service parts and services by ITEC daily on the first Business Day following the date on which parts or services were sold to the related Dealers, unless the parties agree to a later payment date. Such agreement shall be in writing and signed by the ITEC and NFC Treasurers.

3. ITEC shall reduce Dealer Open Accounts for reasons arising out of its usual and ordinary course of business with Dealers, such as granting credit to Dealers for warranty work performed by such Dealers on behalf of ITEC, with the exception, however, that deferred credit and volume discount may not be applied by ITEC as reductions to the Dealer Open Accounts. For purposes hereof, deferred credit and volume discount shall mean discounts on goods purchased by Dealers in accordance with the terms of pricing policies established and announced from time to time by ITEC. ITEC shall pay NFC directly the net amount of any reductions which have been applied to the Dealer Open Accounts pursuant to this paragraph. Payment to NFC for such reductions shall be made by ITEC weekly on the first Business Day after the week in such reductions were made. Such payments shall be accompanied by a report identifying the Dealer Note to which the payment relates.

4. From time to time credit balances may temporarily exist in the Dealer Open Accounts of certain Dealers. It is understood that the purchase price of the Dealer Open Accounts shall be reduced by the sum of such credit balances outstanding.

C.	Dealer Open Account Service Charge

ITEC agrees to pay NFC the Dealer Open Account Service Charge as provided herein, which Dealer Open Account Service Charge shall not be construed as interest on a loan, but rather as a payment for services rendered. The Dealer Open Account Service Charge shall be, for any calendar month, an amount equal to x) the applicable Service Charge Rate, expressed as a monthly rate, multiplied by y) the average daily sum of Dealer Open Accounts including additions thereto outstanding for such calendar month. The Dealer Open Account Service Charge shall be charged through the Current Account Statement for the relevant month and paid on the relevant Current Account Settlement Date by ITEC to NFC.

D.	Settlements

1. For each sale occurring during a month and at the end of a month ITEC agrees to prepare and deliver to NFC a Dealer Open Account Settlement Statement. The Dealer Open

Account Settlement Statement shall set forth a summary of information as to the Dealer Open Accounts transferred, and additions to and collections on Dealer Open Accounts and other charges or credits as may be required by this Agreement. The monthly Dealer Open Account Settlement Statement balance shall be determined by taking into consideration all previous settlements made during the month so that all transactions during the month will be given effect, including but not limited to:

a. The amount of Dealer Open Accounts sold during the month;

b. Total collections received on Dealer Open Accounts during the month which have been applied to the Dealer Open Accounts;

c. The appropriate Dealer Open Account Service Charges;

d. Total reductions in Dealer Open Accounts for which ITEC is obligated to account for or to remit to NFC pursuant to Paragraph B of this Article III of this Agreement;

e. Total late Charges collected during the month; and

f. Any other transactions which may occur during the month which may affect the monthly Dealer Open Account Settlement Statement.

2. Each monthly Dealer Open Account Settlement Statement shall be generated as soon as possible but not later than the 10th day of the next succeeding month.

3. Each Dealer Open Account Settlement Statement shall be supported by such information as is necessary to identify the Dealer Open Accounts and the amounts due thereon.

E.	Representations and Warranties of ITEC

1. ITEC represents and warrants in respect of the Dealer Open Accounts and additions thereto as follows:

a. Each Dealer Open Account and additions thereto represent a valid and binding obligation of the Dealer;

b. Each Dealer Open Account and additions thereto was and will be acquired by ITEC in the usual course of its business with Dealers and the amount owing on each Dealer Open Account (including any amount owing with respect to any addition thereto) is and will be absolutely owing free of any defense, counter-claim, set-off, or reduction, except as provided in this Article IV of this Agreement.

c. All requirements of or under the laws of any state applicable to the transaction out of which each Dealer Open Account and any addition thereto was or has been originated have been and will be complied with;

d. The Dealer Open Accounts and the additions thereto are and shall be free and clear of all liens and encumbrances and ITEC has and will have the full authority and power to sell such Dealer Open Accounts and additions thereto;

e. The sale of the Dealer Open Accounts and the additions thereto vests and shall vest in NFC full and complete title to each Dealer Open Account and each addition thereto; and

f. ITEC has and shall have obtained NFC’s approval on all extensions of credit to Dealers in accordance with Section F, below.

F.	Financial Responsibility of Account Debtors

Before the extension of Dealer Open Account privileges to Dealers by ITEC, NFC shall have completed a credit investigation and approved the extension of Dealer Open Account privileges to each Dealer based on its reasonable business judgment. The criteria for establishing such Dealer Open Account privileges shall be reviewed from time to time between ITEC and NFC.

G.	Services and Undertakings of ITEC

1. Until otherwise notified in writing by NFC of the revocation thereof, ITEC is hereby authorized and empowered, and ITEC hereby agrees, at its own cost and expense, and subject to NFC’s right of direction and control to receive and hold as an agent for NFC all sales slips, invoices, agreements, and other instruments pertaining to Dealer Open Accounts and deliver same to NFC upon its request; provided, however, that while said documents are in custody of ITEC, ITEC is authorized to hold same for the benefit of NFC.

2. ITEC shall not extend the time for payments of, renew the obligations represented by or compromise or settle any Dealer Open Account except with the express written approval of NFC.

3. ITEC agrees to indemnify and hold NFC harmless from any and all claims of whatsoever nature asserted against NFC by a Dealer or any third party arising out of any action done or omitted to be done or proceeding taken or omitted pursuant to ITEC’s duties or responsibilities under this Article IV of this Agreement or any claims by Dealers or any third party arising out of the creation of the Dealer Open Accounts or charges thereto.

H.	Breach of Representations or Warranties

If any Dealer Open Account acquired by NFC hereunder shall fail to comply with any one or more of the representations, warranties, indemnities or other provisions of this Article IV of this Agreement, then promptly upon demand by NFC, ITEC shall pay to NFC the amount remaining unpaid on the Dealer Open Account. Upon receipt of such payment, NFC agrees to reconvey the Dealer Open Account to ITEC, without recourse, except as expressly provided herein.

I.	Termination

Either party may terminate this Article IV of this Agreement by written notice given to the other parties not less than ninety (90) days in advance of the time specified therein for such termination. In the event of termination of this Article IV of this Agreement, ITEC shall not, after the date specified for such termination, make any further tender of Dealer Open Accounts for purchase by NFC. Such termination shall not affect the respective rights and obligations of the parties hereto with respect to transactions occurring prior to the effective date of termination and all rights and obligations of the parties hereto under this Article IV (as in effect immediately prior to such termination) with respect to Dealer Open Accounts acquired by NFC and then remaining unpaid shall continue in full force and effect, provided that neither party may exercise its rights to terminate so long as there remain outstanding any notes or other securities of NFC in connection with the issue of which NFC has agreed with the holders thereof that the provisions of this Article IV of this Agreement or any of them are to remain in effect.

V.	NFC/ITEC Retail Repossession Purchase and Remarketing Agreement

A.	ITEC Purchase of ITEC Repossessions

1. ITEC shall be obligated to purchase each ITEC Repossession for the Estimated Fair Market Price unless, however, ITEC shall have breached any warranty made with respect to the related Retail Contract or Lease as set forth in the Retail Contract, Lease or in this Agreement, or the sale thereof to NFC was made without credit approval or exceeded NFC’s credit limit, in which case ITEC shall have the obligations specified in Article II.J. with respect thereto, provided that nothing herein shall be construed so as to prohibit a future agreement between the parties, upon the assignment or submission of an ITEC-sourced Retail Contract, that ITEC will purchase the subject Equipment in the event of repossession at a particular price.

2. Upon tender by NFC of Equipment constituting an ITEC Repossession together with documents which transfer title to ITEC, ITEC shall promptly determine in consultation with NFC the Estimated Fair Market Price of the ITEC Repossession and remit that amount or such other amount as is agreed upon pursuant to paragraph VI.A.1.) to NFC on the next Business Day. Upon such remittance and payment of the ITEC Repossession Loss with respect thereto pursuant to paragraph VI.C.1. the ITEC Repossession shall become the property of ITEC. NFC shall make no warranty to ITEC upon such transfer except that NFC has placed no lien on the Equipment constituting the ITEC Repossession other than the lien created under the Security and Pledge Agreement which lien shall automatically release as to such ITEC Repossession upon remittance by ITEC to NFC of the amounts due under this paragraph 2 and paragraph C.1. hereof.

B.	ITEC Resale of Dealer Repossessions

1. ITEC expressly makes no warranty or guarantee with respect to the collectibility of Retail Contracts or Leases sourced from Dealers. The agreement in this Section B to sell Dealer Repossessions is made to provide NFC with a viable remarketing structure for its Dealer Repossessions.

2. ITEC agrees to sell Dealer Repossessions on consignment through its Used Truck Operations. Upon tender of a Dealer Repossession to a Used Truck Center, ITEC and NFC shall evaluate the Equipment and the relevant market conditions. NFC shall determine: i) the Estimated Fair Market Price at which such Dealer Repossession will be offered for sale, ii) what, if any, reconditioning should be performed and iii) whether the Equipment should be relocated. ITEC shall perform the required reconditioning and shall recoup its expenses therefore from the proceeds of the final sale. ITEC is pre-authorized to perform up to $1,000 worth of reconditioning, or such other amount as may be agreed upon from time to time, on any Dealer Repossession so long as it in good faith deems such reconditioning to add a comparable value to the Final Sale Price, or is necessary to sell the unit at fair market value.

3. In the event ITEC determines that the sale price for any Dealer Repossession should be changed to consummate a resale of the Equipment ITEC shall obtain concurrence from NFC, which concurrence shall not unreasonably be withheld.

4. ITEC shall report the Final Sale Price to NFC and remit it to NFC within five Business Days after such sale.

C.	ITEC Guaranty

1. ITEC agrees to pay to NFC the ITEC Repossession Loss for each ITEC Repossession on the next Business Day following the tender and delivery of such ITEC Repossession in accordance with the terms of Article VI., Section A.2. hereof, provided however that the amounts paid hereunder and under the next following paragraph are subject to the Guaranty Limitation.

2. ITEC agrees to pay to NFC monthly, within ten Business Days after the preceding month end, an amount equal to the Dealer Repossession Loss for such preceding month, provided however that ITEC’s obligations with respect to payments hereunder and the next preceding paragraph are subject to the Guaranty Limitation and provided further that if a Dealer does not pay its Limited Liability Amount for a Dealer Repossession or if such Limited Liability Amount has been waived or reduced by NFC such amount shall be deemed a loss to NFC but such failure to pay shall not discharge ITEC’s obligation to pay the Dealer Repossession Loss.

VI.	Reserve for Excessive ITEC Price Allowances to Dealers and Discontinued Model Allowances

No amendment to this Article VI which is adverse to NFC may be made except in conformance with the terms and conditions of the Revolver.

A.	Excessive Price Allowances

1. NFC will establish a “Reserve” at the end of each month. The amount of the Reserve will depend on the extent to which Retail Sales Allowances actually paid with respect to New International Products during the 12-month period ending on the last day of the preceding month, expressed as a percentage (the “Actual Percentage”) of the dealer net prices of all New International Products sold at retail during the same 12-month period, exceed 5.5% (the “Permitted Percentage”). The amount, if any, by which the Actual Percentage exceeds the Permitted Percentage at any month end is referred to herein as the “Excess Discount”.

2. At the end of each month, ITEC will determine the Actual Percentage and the Excess Discount, if any, for the 12-month period ending on the last day of the preceding month. If there is an Excess Discount, NFC will fund the Reserve by deducting an amount from the settlement payment that NFC would otherwise pay to ITEC on account of Wholesale Contracts financed by NFC during such month with respect to New International Products (notwithstanding any previous agreement regarding NFC’s purchase of such Wholesale Contracts to the contrary. The amount so deducted from such settlement shall be equal to the product of multiplying i) the balances of all Wholesale Contracts acquired by NFC during such month with respect to New International Products by ii) the Actual Percentage for such month. Notwithstanding the foregoing, in no event with the amount so deducted from such settlement be greater than the amount which, when added to the Reserve, will cause the Reserve to equal the product of multiplying x) the unpaid balances of all Wholesale Contracts owned or serviced by NFC at the end of such month with respect to New International Products by y) the Excess Discount.

3. If, at the end of any month, the amount of the Reserve exceeds the result of multiplying x) and y) in the preceding paragraph, NFC will release the amount of such excess from the Reserve and pay it to ITEC as part of the Current Account Statement on the next Current Account Settlement Date.

B.	Discontinued Models

If ITEC institutes any discontinued model program whereby allowances are payable to Dealers whether or not retail sales are made, ITEC will bear the cost of such program by making payment to NFC (on the next Business Day after the amount of such allowances can reasonably be determined) of the full amount of all such Dealer allowances with respect to New International Products underlying Wholesale Contracts financed by NFC (including Wholesale Contracts financed by NFC (including Wholesale Contracts sold by NFC to the extent that the purchasers thereof have or will have a right to recover all or any part of the amount of such allowances from NFC or by charging a reserve or hold back in which NFC has an interest either direct or indirect, or by charging against NFC’s servicing fees).

VII.	ITEC Repurchase of Dealer Inventory

No amendment to this Article VII which is adverse to NFC may be made except in conformance with the terms and conditions of the Revolver.

A.	Terminated Dealers

If a Dealer’s Inventory of New International Products has been repossessed by NFC or if a Dealer has been or shall be terminated and such Dealer (or NFC) tenders to ITEC any or all of the New International Products in such Dealer’s inventory, ITEC will promptly settle with NFC the entire unpaid balances of the Wholesale Contracts relating to such tendered New International Products, regardless of whether such New International Products consist of current or discontinued models, as follows:

1. New International Products and Optional Equipment

a.	Current models—As to current models of such New International Products which have not been used in a demonstration or rental program, ITEC will repurchase such New International Products from the Dealer at the invoice price. ITEC will pay the amount of the invoice price to NFC when the repurchase is accounted for and NFC will credit the Wholesale Contract balance for such amount.

b.	Current Models From Demonstration or Rental Program—As to current models of such New International Products which have been used in a demonstration or rental program ITEC will repurchase such New International Products from the Dealer at a negotiated price. ITEC will pay the amount of the negotiated price to NFC when the repurchase is accounted for and NFC will credit the Wholesale Contract balance for such amount. The difference between the negotiated price and the Wholesale Contract balance will also be paid by ITEC to NFC when the repurchase is accounted for and will remain open on the Dealer’s note and inventory statement (coded chargeback) and will be carried as an ITEC asset. NFC will make all reasonable efforts, exclusive of litigation, to collect the remaining Wholesale Contract balance from the Dealer.

c.	Model Changeover and Discontinued Models Used for Demonstration or Rental —As to model changeover and discontinued models used for demonstration or rental ITEC will repurchase such New International Products from the Dealer at a negotiated price. ITEC will pay the amount of the negotiated price to NFC when the repurchase is accounted for and NFC will credit the Wholesale Contract balance for such amount. The difference between the negotiated price and the Wholesale Contract balance will also be paid by ITEC to NFC when the repurchase is accounted for and will remain open on the Dealer’s note and inventory statement (coded chargeback) and will be carried as an ITEC asset. NFC will make all reasonable efforts, exclusive of litigation, to collect the remaining Wholesale Contract balance from the Dealer. In the case of Equipment used in ITEC authorized rental programs whereby NFC had concurred with the Dealer participation, NFC will not require payment by ITEC of any amounts representing uncollected past due rental/demonstration payments.

2. Dealer Used Goods—As to a terminated Dealer’s Used Goods NFC will accept responsibility for all losses incurred in liquidating such Used Goods unless the related Dealer obtained any of such Used Goods from the Used Truck Organization under terms where ITEC assumes certain liabilities to NFC, in which case ITEC shall honor those obligations.

3. New and Used Vehicles and Optional Equipment Sold Out of Trust—NFC will accept responsibility for all losses incurred as a result of a Dealer selling Equipment securing Wholesale Contracts and failing to remit the proceeds of such sale to NFC.

B.	Service Parts Repurchase

In the event a Dealer terminates or is terminated under provisions of a ITEC Sales/Maintenance Agreement, ITEC agrees to honor its repurchase obligation of such Dealer’s service parts under such ITEC Sales/Maintenance Agreement and applicable state law and to the extent that NFC has unpaid obligations due from such Dealer ITEC shall promptly remit the proceeds of such repurchase directly to NFC.

VIII.	Other Dealer Financing

A. Certain Dealers lease their dealership properties from ITEC. It is agreed that ITEC may charge such Dealers their lease payments through such Dealers’ Dealer Open Accounts. In the event a Dealer does not pay its Dealer Open Account ITEC agrees to pay NFC for any amount in such Dealer Open Account that represents such dealership lease payments within 5 Business Days of such non payment.

B. ITEC has and in the future may offer computer and communication equipment and software programs to Dealers and NFC may finance the acquisition thereof. In the event a Dealer defaults on a loan from NFC for the purchase of such equipment or software, ITEC shall purchase such equipment and software which is repossessed from the Dealer for the then outstanding note balance.

IX.	Miscellaneous Provisions

A.	Netting Permitted

Payments required to be made under this Agreement by a party on any date may be netted against amounts owing to such party on such date by the payee.

B.	Accounting Principles

Where any accounting determination or calculation is required to be made under this Agreement, such determination or calculation will be made in accordance with generally accepted accounting principles, consistently applied.

C.	Notices

Unless otherwise specified herein, all notices, requests, demands or other communications given to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party as follows:

To ITEC:

4201 Winfield Road

Warrenville, IL 60555

Attn: Treasurer

To NFC:

425 N. Martingale Road

Suite 1800

Schaumburg, IL 60173

Attn: Treasurer

Each such notice, request or other communication shall be effective i) if given by facsimile, when such facsimile is transmitted to the party specified in this Section and the appropriate answerback is received, ii) if given by mail, 72 hours after such communication is deposited in the a) U.S. mails with first class postage prepaid, addressed as aforesaid or b) intercompany mail, addressed as aforesaid, or iii) if given by any other means, when delivered at the address specified in this Section.

D.	No Waiver; Remedies Cumulative

No failure on the part of any party hereto to exercise, no course of dealing with respect to, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

E.	Amendments and Waivers

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by both ITEC and NFC (having received any consent of the banks under the Revolver required herein or otherwise required to avoid a “Default” under and as defined in the Revolver).

F.	Good Faith Determinations

Each determination of an interest rate, cost or other rate or amount to be made by a party hereto hereunder shall be conclusive, if made reasonably and in good faith.

G.	Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that a party may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the other.

H.	Headings

The table of contents and the headings of Articles, Sections and paragraphs have been included herein for convenience only and should not be considered in interpreting this Agreement.

I.	Illinois Law

This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois.

J.	No Third Party Beneficiaries

The provisions of this Agreement, including without limitation Article VII and VIII hereof, are expressly for the benefit of the banks that are parties to the Revolver. No undertaking of the parties in this Agreement is intended to create any rights in favor or any person other than the parties to this Agreement and the banks which are parties to the Revolver.

K.	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

L.	Instructions to Account Debtor

Except as permitted under Section 4.07(a) of the Security and Pledge Agreement, ITEC shall instruct all account debtors with respect to Retail Contracts, Retail Accounts, Wholesale Contracts and Wholesale Accounts and any other receivables acquired by NFC pursuant to this Agreement to make payment directly to an account of NFC designated by NFC. If, pursuant to Section 4.07(a) of the Security and Pledge Agreement, any such payment is permitted to be made to ITEC, ITEC shall not cash or deposit any such payment in any account of ITEC and shall forthwith deposit such payment into the applicable account of NFC in accordance with the Security and Pledge Agreement. Until so deposited, all such payments shall be held in trust by ITEC for and as the property of NFC and shall not be commingled with any other funds or property of ITEC. ITEC acknowledges and agrees that the provisions of this paragraph are for the benefit of NFC and the Secured Parties under and as defined in the Security and Pledge Agreement.

X.	Residual Guaranty

Whenever ITEC shall offer a residual guaranty to an NFC leasing customer in order to fix the value of Equipment at the end of a lease term (an “ITEC Residual Guaranty”) NFC shall document such Residual Guaranty in writing to ITEC and ITEC shall pay such Residual Guaranty to NFC or affiliate at the end of the lease term on the next Business Day following the delivery of the related Equipment (with properly assigned title) to ITEC.

XI	Provision of Credit and Other Suppport and Assistance

From time to time, and at such times as NFC shall find it necessary, desirable or convenient, NFC may request ITEC to supply NFC, either directly or through one of its affiliates, with credit or other support or assistance in connection with any financing or other transaction entered into or to be entered into by NFC. The requested credit or other support or assistance may include, but shall not be limited to, the provision of capital contributions, guaranties, loans, leases, purchase and sale or other transactions involving cash, capital stock, warrants, options, evidences of indebtedness or other securities, assets or property, either tangible or intangible, the provision of operational, management, accounting or other services, reimbursement of fees related to NFC’s agreement to accept credit card payments on behalf of

ITEC, or any combination of the foregoing, and may be supplied directly to NFC, indirectly to a third party or parties through NFC or directly to the third party of parties by the entity, supplying such support. Neither ITEC nor any of its affiliates shall be under any obligation to supply or arrange any requested credit or other support or assistance, and the terms and conditions of any such credit or other support or assistance shall be mutually agreeable to the parties involved; provided, however, that the provision of such credit or other support or assistance shall be on commercially reasonable terms which shall be no less favorable to NFC than could have been obtained on an arm’s – length basis from an unrelated party.

Agreed to as of the date first written above.

International Truck and Engine Corporation

By:	/s/ TM Endsley
Title:	Senior Vice President and Treasurer

Navistar Financial Corporation

By:	/s/ John V. Mulvaney, Sr.
Title:	Vice President, CFO and Treasurer